Exhibit 10.1

ICG 2011 Performance Plan

The Board of Directors of Internet Capital Group, Inc. (together with its wholly-owned subsidiaries, the “Company”) hereby establishes this 2011 Performance Plan (this “Plan”). The purposes of this Plan are to (1) advance the interests of the Company’s stockholders by providing certain officers and other employees with bonus payments upon the achievement of Company-specific 2011 goals and individual goals and (2) help the Company attract and retain key employees.

The Compensation Committee of the Company’s Board of Directors (the “Committee”) will administer and interpret this Plan. All decisions and determinations of the Committee with respect to this Plan will be final and binding on all parties.

The Company’s 2011 goals include quantitative and qualitative goals. The relative weighting of each element of the Company-specific goals is described below.

Eighty percent (80%) of the bonus potential related to Company goals is tied to the accomplishment of quantitative goals. The realization of specified aggregate revenue goals for the Company’s existing consolidated core partner companies (GovDelivery, ICG Commerce and InvestorForce) accounts for thirty percent (30%) of the potential bonus award, and the achievement of specified aggregate EBITDA performance goals for these companies accounts for fifteen percent (15%) of the potential bonus award. The realization of specified revenue goals for the Company’s other existing core partner companies (Channel Intelligence, Freeborders, StarCite and WhiteFence) accounts for five percent (5%) of the potential bonus award, and the achievement of specified EBITDA performance goals for these companies accounts for five percent (5%) of the potential bonus award. Fifteen percent (15%) of the potential bonus award relates to the deployment of an aggregate of seventy-five million dollars ($75,000,000) in cash and/or ICG stock towards (1) the Company’s acquisition of new ownership interests in one or more consolidated core partner companies and/or (2) the acquisition of one or more new companies by one or more consolidated core partner companies. Ten percent (10%) of the potential bonus award relates to the Company’s receipt of an aggregate of seventy-five million dollars ($75,000,000) of proceeds/consideration from (1) distributions made in respect of its securities in partner and other companies and/or (2) strategic monetizations of its securities in partner and other companies.

Twenty percent (20%) of the bonus is tied to execution against the following qualitative goals: (1) execution of strategic initiatives, (2) improvement in communicating the value of the Company’s underlying assets, (3) enhancement of the ICG brand, (4) development of the Company’s acquisition pipeline, (5) performance and competency of partner company executives and (6) reaction to unforeseen market/business conditions.

Following the end of the Company’s fiscal year, the Committee will evaluate the Company’s 2011 performance and determine the extent to which the Company’s goals and individual goals were achieved. Based upon this assessment, the Committee will award bonuses in accordance with the terms of this Plan.